Exhibit 99.1

AeroGrow Reports 3rd Quarter Results

●	3rd Quarter Revenue Increases 43% to a Record $18.5 Million
●	3rd Quarter Operating Profit a Record $1.2 Million – Up $1.7 Million vs. Prior Year
●	Strong 3rd Quarter Sell-thru Supported by Effective New Marketing Programs
●	Successful New Product Launches with More Planned

Boulder, CO - (February 11, 2020) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced results for its third quarter ended December 31, 2019.

For the quarter ended December 31, 2019 the Company recorded net revenue of $18.5 million, an increase of 43% over the same period in the prior year.  Income from Operations was $1.2 million, improved from a loss of $535K in the prior year.  For the nine months ended December 31, 2019, net revenue stands at $27.4 million, an increase of 9% vs. the same period last year and our loss from operations for the nine month period was $918K, up from a loss of $517K the prior year.

“Results for the 3rd Quarter of our Fiscal Year 2020 were exceptional,” said AeroGrow President & CEO J. Michael Wolfe. “With sales up 43% and solid growth in all of our channels, the highly successful launch of a new line of products and the introduction of a very effective marketing program, I believe this was the best quarter in the Company’s history. We also reported very strong Income from Operations (up from a loss last year in the quarter) fueled by the larger sales and an improvement in our gross margin, up 420 basis points vs. last year to 35.2%. All in all, it was a terrific quarter for us.

“Our 3rd Quarter results benefited from shipments made to some of our retail partners in the quarter as opposed to during the 2nd Quarter in prior years. For the 9 month period, sales are up by 9% with particular progress in our e-commerce business. Income from Operations for the 9 month period declined by $401K due largely to investments in R&D and the addition of several personnel to support long-term growth.

“Our third quarter results also illustrate the strength in our business across multiple e-commerce channels. Sell-thru results, which we define as sales to end consumers, were very strong in the quarter in our Amazon and Direct Response channels as both registered solid double-digit YOY increases. In addition, we saw improved YOY sell-thru performance in-store and on-line at Macy’s, Kohl’s and Bed, Bath & Beyond despite what was a challenging in-store retail environment. We also made good progress in expanding our sales footprint throughout Canada.

“The strong quarter was helped by the launch of our all-new AeroGarden Bounty, our top-of-the-line countertop AeroGarden. With over 40 enhancements and 4 new models, the new Bounty makes growing easier than ever – all in a beautiful, slim and kitchen-friendly design. The Bounty generated significant 3rd quarter sales and has been our highest rated garden ever with reviews on Amazon averaging 4.7 out of 5 stars.

“Also during the 3rd quarter we debuted an all-new marketing campaign designed to raise awareness of the AeroGarden brand. Using a careful testing and roll out strategy, this campaign deployed television, digital and social media to optimize the delivery of our marketing message. Our on-line marketing using Amazon and numerous other digital platforms was particularly effective, as evidenced by the term “AeroGarden” becoming one of the top 1,000 most-searched terms on all of Amazon in late December, and our brand being one of the top five most-searched brands in Amazon’s “Home & Garden” category during the same period. In addition, our new television commercial (click here to view it) also proved quite successful in driving awareness and purchase behavior. We believe many of these marketing programs are scalable and will help us drive future growth.

“As pleased as I am with our 3rd quarter results, I’m even more excited about what’s ahead for us as we look to our Fiscal 2021, which begins in April. Late last year we announced the launch of our largest and most innovative product ever – the “Grow Anything” Appliance – a fully automated, self-contained refrigerator-sized indoor gardening system (click here to see that press release announcing this product). We believe our Grow Anything Appliance will be the most advanced indoor home-growing device ever developed and – as the name implies – will truly allow users to grow anything they want…and to do it in a way that is sure to produce exceptional crops time and again.

“Our R&D team has been busy over the past few months putting the finishing touches on this truly remarkable product. We plan to formally launch the Grow Anything Appliance later this spring and capitalize on what our research indicates is a substantial and under-served market – a market we’ve sized at well over a billion dollars world-wide and one we plan to pursue vigorously. In addition to introducing the new Grow Anything Appliance, we have several new AeroGarden countertop products planned for launch in the fall of 2020.

“On a cautionary note, we are carefully monitoring the coronavirus situation in China and any risks we may have as a result. While it is too early to know what, if any, implications there may be in our business, there is a possibility that we will see some disruptions to our supply chain and product development efforts beginning later this spring if the situation persists.

“Coming off of a strong holiday selling season with new products that have been well received and what we believe is a scalable marketing program, we are positioned well for continued growth. Moreover, when you consider the addition of the new products in our development pipeline, you can see why I’m so excited about what lies ahead for AeroGrow. I look forward to updating you on our progress.”

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	December 31, 2019	March 31, 2019
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$2,278	$1,741
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $381 and $89 at December 31, 2019 and March 31, 2019, respectively	8,734	5,102
Other receivables	623	207
Inventory, net	7,290	8,440
Prepaid expenses and other	1,722	490
Total current assets	20,662	15,995
Property and equipment and intangible assets, net of accumulated depreciation of $5,284 and $4,828 at December 31, 2019 and March 31, 2019, respectively	1,184	1,006
Operating lease right of use	743	-
Deposits	769	39
Total assets	$23,358	$17,040

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,657	$1,508
Accounts payable related party	2,000	1,102
Accrued expenses	2,284	1,437
Customer deposits	124	181
Notes payable related party-current portion	2,515	-
Debt associated with sale of intellectual property-current portion	19	25
Total current liabilities	9,599	4,253
Long term liabilities
Debt associated with sale of intellectual property	10	23
Finance lease liability	39	72
Operating lease liability	1,236	-
Notes payable related party	900	-
Other liability	240	240
Total liabilities	12,024	4,588
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036 shares issued and outstanding at December 31, 2019 and March 31, 2019, respectively	34	34
Additional paid-in capital	140,817	140,817
Accumulated deficit	(129,517)	(128,399)
Total stockholders’ equity	11,334	12,452
Total liabilities and stockholders’ equity	$23,358	$17,040

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Net revenue	$18,526	$12,941	$27,424	$25,261
Cost of revenue	12,001	8,930	17,978	16,487
Gross profit	6,525	4,011	9,446	8,774

Operating expenses
Research and development	308	76	794	366
Sales and marketing	3,780	3,898	6,553	6,770
General and administrative	1,230	572	3,017	2,155
Total operating expenses	5,318	4,546	10,364	9,291

Income (loss) from operations	1,207	(535)	(918)	(517)

Other (expense) income, net
Interest expense – related party	(137)	(156)	(191)	(185)
Other income	(4)	(16)	(9)	7
Total other (expense), net	(141)	(172)	(200)	(178)

Net income (loss)	$1,066	$(707)	$(1,118)	$(695)
Net income (loss) per share, basic and diluted	$0.03	$(0.02)	$(0.03)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	34,328	34,328	34,328	34,328

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:

Grey Gibbs

Senior Vice President of Finance and Accounting

grey@aerogrow.com

303-444-7755